NEWS   FROM  Petroleum Development Corporation
FOR IMMEDIATE RELEASE:  January 11, 2008
CONTACT:  Celesta Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation

Announces Private Offering of Senior Notes

BRIDGEPORT, WEST VIRGINIA: Petroleum Development Corporation (NASDAQ/GSM: PETD), or PDC, today announced that it intends to offer, subject to market and other conditions, $250 million aggregate principal amount of its senior notes due 2018 in a private offering.  PDC plans to use the net proceeds of this offering to repay borrowings under its revolving bank credit facility and for general corporate purposes.

The notes will be offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, and outside the United States to persons other than U.S. persons, in reliance on Regulation S.  The notes will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

 120 Genesis Boulevard • Bridgeport, West Virginia 26330 • (304) 842-3597